Exhibit 97.1

CLAWBACK POLICY
OF
MACKENZIE REALTY CAPITAL, INC.

We do not currently pay incentive-based compensation. However, as required by the applicable rules of The Nasdaq Stock Market LLC, we are adopting this policy whereby we will recover in accordance with such rules, the amount of erroneously awarded incentive-based compensation received by our current or former executive officers in the event we are required to prepare a restatement.

For purposes of this Policy, a restatement is any restatement of our financial statements due to the material noncompliance with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Changes to our financial statements that do not represent error corrections under the then current relevant accounting standards will not constitute restatements. Recovery of any erroneously awarded compensation under this Policy is not dependent on fraud or misconduct by any person in connection with the restatement.

This Policy is intended to satisfy Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as it may be amended from time to time, and any related rules or regulations promulgated by the United States Securities and Exchange Commission or The Nasdaq Stock Market LLC, including any requirements that become effective after the adoption of this Policy.

Our rights under this Policy to seek forfeiture or repayment are in addition to any other remedies or rights that may be available to us pursuant to any law, regulation or stock exchange listing requirement or any other policy, code of conduct, employee handbook, employment agreement, equity award agreement, or other plan or agreement applicable to us.

Determinations by us under this Policy will be final, conclusive and binding on all parties. We may terminate, suspend or amend this Policy at any time, in accordance with applicable law.